Exhibit 99.7

Privileged and Confidential

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into on September 28, 2017, by and between U.S. Energy Corp., a Wyoming corporation (the “Company”), Energy One LLC, a Wyoming limited liability company (the “Borrower”) and APEG Energy II, L.P. (the “Holder”), the sole Lender and the Administrative Agent under the Credit Agreement dated as of July 30, 2010, as amended (the “Credit Facility”). Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Facility.

RECITALS

WHEREAS, the Holder currently holds $6,000,000 in principal amount of Loans under the Credit Facility, comprising the entire principal balance outstanding under the Credit Facility (the “Balance”);

WHEREAS, the Holder desires to exchange $5,063,380 of the Balance (the “Exchanged Balance”) for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and for cash, on the terms and conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Company desires to issue to the Holder that number of shares of the Company’s Common Stock and to pay to the Holder that amount of cash, determined as set forth in Section 1.1 below, in exchange for the Exchanged Balance;

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Exchange

Section 1.1 Exchange of the Exchanged Balance for Common Stock and Cash.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined herein), the Company shall issue, subject to this Section 1.1 and Section 1.7 hereof, to the Holder, and the Holder agrees to accept from the Company, the number of shares of Common Stock and cash determined in accordance with the terms of subsections (b) and (d) hereof in exchange for the Exchanged Balance.

(b) On the Closing Date, the Holder will receive a final number of shares of Common Stock determined as set forth below plus a cash payment in exchange for the Exchanged Balance. The number of shares of Common Stock issued to the Holder pursuant to the terms of this Agreement is referred to herein as the “Exchange Shares.” The Exchange Shares shall equal the Balance, less any cash payments received by the Holder, divided by the “Share Price” (as defined below), rounded down to the nearest whole share.

Privileged and Confidential

(c) Definitions. For purposes of this Exchange Agreement:

(i) “Share Price” means One Hundred One and 3/10ths (101.3%) of the arithmetic average of the 30 day VWAP as shown in Exhibit A.

(ii) “VWAP” will be determined as shown in Exhibit A.

(iii) “Trading Day” means a day on which (i) there is no Market Disruption Event (as defined below), and (ii) trading in the Company’s securities generally occurs on the NASDAQ Stock Market.

(iv) “Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day (as defined below) for the Common Stock of any suspension or limitation imposed on trading of the Common Stock (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock, and such suspension or limitation occurs or exists throughout the 30 minutes prior to the closing time of the relevant exchange on such day.

(v) “Scheduled Trading Day” means a day that is regularly scheduled Trading Day of the NASDAQ Stock Market.

(d) The Company and the Holder agree that the Exchange Shares shall be capped such that the Holder (together with the Holder’s affiliates or any other person deemed to be a member of a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (a “Section 13(d)(3) group”) with the Holder with respect to Common Stock of the Company) will beneficially own no more than 49.9% of the Common Stock outstanding immediately after issuance of the Exchange Shares. The Holder acknowledges that as a result of this restriction, the Exchange Shares may change depending upon changes in the outstanding shares of Common Stock. Immediately prior to the Closing Date, the Holder shall certify in writing the number of shares of Common Stock that it beneficially owns (including through derivative securities) and the shares of Common Stock beneficially owned by the Holder’s affiliates and any other person with whom it may have formed a Section 13(d)(3) group. Any portion of the Exchanged Balance that is not exchanged for Common Stock due to the above limitation will be paid to the Holder in cash (or other mutually agreeable consideration) at the Closing (as defined below).

(c) Upon execution of this Agreement, the Company will promptly make a public announcement regarding the terms hereof.

Privileged and Confidential

Section 1.2 Exchange Shares Legend; Registration Rights.

(a) The Exchange Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Exchange Shares other than pursuant to an effective registration statement or Rule 144 under the Securities Act (as defined below), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Exchange Shares under the Securities Act. Any certificate or certificates representing the Exchange Shares shall bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(b) Certificates evidencing the Exchange Shares shall not contain any legend (including the legend set forth in Section 1.2(a) hereof): (i) while a registration statement covering the resale of such securities is effective under the Securities Act, or (ii) following any sale of such Exchange Shares pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). In any such event, upon receipt from the Holder of certificates bearing restrictive legends representing the Exchange Shares, together with any documentation reasonably requested by the Company and its counsel, the Company shall promptly cause its counsel to issue a legal opinion to the Transfer Agent, if required by the Transfer Agent, to effect the removal of the legend hereunder. Certificates for Exchange Shares free of restrictive legends shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by such Holder.

(c) No later than December 31, 2017, the Company shall file a registration statement on Form S-1 providing for the resale by the Holder of the Exchange Shares issued and issuable upon exercise of the Warrants. The Company shall use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until (a) the Exchange Shares are sold under such registration statement or pursuant to Rule 144 or other exemption under the Securities Act, (b) the Exchange Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 under the Securities Act, and (c) the two (2) year anniversary of the date of the issuance of the Exchange Shares, whichever is the earliest to occur. Subject to the accuracy of the information provided by the Holder to the Company, the Company shall ensure that such registration statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. After the date hereof and during any period in which a prospectus or prospectus supplement relating to any of the Exchange Shares subject to registration under this Section 1.2(c) is required to be delivered by the Holder pursuant to the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act), (i) the Company will notify the Holder promptly of the time when any subsequent amendment to such registration statement, other than documents incorporated by reference, has been filed with the Commission or has become effective or any subsequent supplement to the prospectus regarding such Securities or the Holder or any subsequent amendment to the prospectus or any supplement or amendment to the prospectus supplement has been filed with the Commission and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to such registration statement, any amendment to the prospectus, any supplement to the prospectus that relates to the Securities subject to such registration statement under this Section or the Holder, or any amendment or supplement to the prospectus supplement, provided that no notification of the Holder shall be required if such amendment, supplement, or comment, or request would not, and would not seek, to limit the rights of the Holder or the Exchange Shares, (ii) the Company will prepare and file with the Commission, promptly upon the Holder’s request, any amendments or supplements to such registration statement, prospectus or prospectus supplement that, in the Company’s reasonable opinion, may be necessary in connection with any resale of the Exchange Shares by the Holder (provided, however, that the failure of the Holder to make such request shall not relieve the Company of any obligation or liability hereunder), (iii) the Company will not file any amendment or supplement to a registration statement, prospectus or prospectus supplement, other than documents incorporated by reference, relating to the Exchange Shares subject to registration under this Section 1.2(c) unless a copy thereof has been submitted or made available to the Holder within a reasonable period of time before the filing and the Holder has not reasonably objected in writing thereto (provided, however, that (A) the failure of the Holder to make such objection shall not relieve the Company of any obligation or liability hereunder, and (B) the Company has no obligation to provide the Holder any advance copy of such filing or to provide the Holder an opportunity to object to such filing if such filing does not name the Holder or specifically discuss the Exchange Shares subject to registration under this Section 1.2(c) as contemplated hereby) and the Company will furnish or make available to the Holder at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into a registration statement, prospectus or prospectus supplement, except for those documents available via EDGAR, and (iv) the Company will cause each amendment or supplement to the prospectus or prospectus supplement, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act. The Holder shall furnish the Company a completed questionnaire in customary form prior to the filing of such registration statement.

Privileged and Confidential

Section 1.3 Lock-up. The Holder hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the Closing Date (as defined below) and ending twelve (12) months after the Closing Date, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.3 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The Holder further agrees to execute such agreements as may be reasonably requested by the Company that are necessary to give effect to this Section 1.3. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Common Stock of the Holder (and transferees and assignees thereof) until the end of such restricted period.

Section 1.4 Prepayment under Credit Facility.

(a) The parties agree that the Credit Facility and any documents and instruments delivered pursuant thereto shall remain in effect and without amendment by reason of this Agreement.

(b) The Holder hereby waives the requirements of prior notice of prepayment and payment of accrued interest as to the Exchange and the Exchanged Balance under Section 3.04 of the Credit Agreement, and acknowledges and agrees that no premium or penalty shall be due upon the Exchange.

(c) The parties further agree that, upon the completion of the Closing, the Exchanged Balance shall no longer be due and payable under the Credit Agreement.

Section 1.5 Share Exchange. In consideration of and for the Exchange hereunder, the Company agrees to issue to the Holder the Exchange Shares. The issuance of the Exchange Shares to the Holder will be made pursuant to an exemption from registration under the Securities Act.

Section 1.6 Closing Mechanics. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on 10:00 a.m., Central Standard Time, on October 31, 2017 or at such other time on the same date or such other date as the parties may agree in writing (such time and date, the “Closing Date”). On the Closing Date, upon satisfaction of the Company’s conditions to Closing, the Company will: (i) effect delivery of the Exchange Shares by instructing its transfer agent to credit the account of Holder’s prime broker with DTC through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) program; and (ii) pay to the Holder the amount of cash determined in accordance with Section 1.1(d) by wire transfer to an account designated in writing by the Holder at least two business days in advance of the Closing Date.

Section 1.7 Conditions to Closing.

(a) The obligation of the Holder hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have submitted an additional share listing application for the Exchange Shares with the NASDAQ on or prior to the Closing Date and shall cause the Exchange Shares to be approved by the NASDAQ for listing on the Closing Date or as soon as practicable thereafter;

(ii) The Company shall have received all necessary approvals from shareholders, exchanges, and regulatory bodies; and

(iii) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company shall have complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

Privileged and Confidential

(b) The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(i) The representations and warranties of the Holder in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Holder shall have complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

ARTICLE II

Representations and Warranties of the Holder

The Holder hereby makes the following representations and warranties, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein:

Section 2.1 Existence and Power.

(a) The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Holder to perform its obligations hereunder. As used in this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on the business, condition (financial or otherwise), properties or results of operations of the party, or an event, change or occurrence that would materially adversely affect the ability of the party to perform its obligations under this Agreement or which would limit the Holder’s power to transfer the Exchanged Balance hereunder.

Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Privileged and Confidential

Section 2.3 Title. The Holder has good and valid title to the Exchanged Balance in the aggregate principal amount set forth in the recitals to this Agreement, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Exchanged Balance or its rights in the Exchanged Balance, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Exchanged Balance which would limit the Holder’s power to transfer the Exchanged Balance hereunder.

Section 2.4 Investment Decision. The Holder is either a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an institutional “accredited investor” with the meaning of Rule 501(a)(1)(2) or (3) of Regulation D under the Securities Act and was not organized for the purpose of acquiring the Exchange Shares. The Holder is acquiring the Exchange Shares solely for its own account, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part. The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the Exchange Shares. The Holder is able to bear the economic risk of its investment in the Exchange Shares and is presently able to afford the complete loss of such investment.

The Holder (or its authorized representative) has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016; the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017, March 31, 2017 and September 30, 2016; the Company’s current reports on Form 8-K; and the Company’s 2017 Proxy Statement (all of such filings with the Commission referred to, collectively, as the “SEC Documents”). The Holder has had such opportunity to ask questions of the Company and its representatives and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company. The Holder has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement. The Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Exchange pursuant hereto and to make an informed investment decision with respect to the Exchange.

The Holder acknowledges that the Company is relying on the truth and accuracy of the foregoing representations and warranties in the offering of the Exchange Shares to the Holder without having first registered the Exchange Shares under the Securities Act.

Section 2.5 Affiliate Status. The Holder is not, and has not been during the preceding three months, an “affiliate” of the Company as such term is defined in Rule 144 under the Securities Act.

Privileged and Confidential

Section 2.6 Professional Advice. With respect to the tax, accounting and other economic considerations involved in the Exchange, the Holder is not relying on the Company or any of its affiliates, and the Holder has carefully considered and has, to the extent the Holder believes such discussion is necessary, discussed with the Holder’s professional legal, tax, accounting and financial advisors the implications of the Exchange for the Holder’s particular tax, accounting and financial situation.

Section 2.7 No Solicitation. The Holder was not solicited by anyone on behalf of the Company to enter into this transaction.

ARTICLE III

Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 3.1 Existence and Power.

(a) The Company is duly incorporated, validly existing and in good standing under the laws of Wyoming, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company, other than the Company’s shareholders, NASDAQ, the Commission, relevant state securities authorities and the DTC; and (ii) does not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, or with the certificate of incorporation or bylaws of the Company, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company or any other party thereto, except for such breaches, violations or defaults which would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect (as defined above) on the ability of the Company to perform its obligations hereunder.

Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Privileged and Confidential

Section 3.3 Valid Issuance of the Exchange Shares. The Exchange Shares, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and liens or encumbrances created by or imposed by the Holder. Assuming the accuracy of the representations of the Holder in Article II of this Agreement, the Exchange Shares will be issued in compliance in all material respects with all applicable federal and state securities laws. The Company has a sufficient number of authorized and unissued shares of Common Stock to consummate the Exchange.

ARTICLE IV

Miscellaneous Provisions

Section 4.1 Survival of Representations and Warranties. The agreements of the Company, as set forth herein, and the respective representations and warranties of Holder and the Company as set forth herein in Articles II and III, respectively, shall survive the Closing Date.

Section 4.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

(a)   if to the Holder, at its address as follows:

APEG Energy II, L.P.

3305 Northland Drive, Suite 101

Austin, Texas 78731

Attention: Paul Haarman

(b)  if to the Company, at its address, as follows:

U.S. Energy Corp.

4643 S. South Ulster, Suite 970

Denver, Colorado 80237

Attention: David Veltri, Chief Executive Officer

Each party hereto by notice to the other party may designate additional or different addresses for subsequent notices or communications. All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Privileged and Confidential

Section 4.3 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Exchange embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.5 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.6 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 4.7 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Texas, without reference to its conflicts of law rules. Any right to trial by jury with respect to any action or proceeding arising in connection with this Agreement is hereby waived by the parties hereto.

Section 4.8 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.9 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.10 Word Meanings. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Privileged and Confidential

Section 4.11 No Broker. Neither party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which that particular party shall be solely responsible.

Section 4.12 Further Assurances. The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.13 Costs and Expenses. The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 4.14 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

Signature Page to Exchange Agreement

EXHIBIT A

U.S. Energy Corp. 15 Day Volume Weighted Average Price (as of close at 9/20/17): $0.757

Signature Page to Exchange Agreement